Exhibit 3.1.16

Conformed Copy to Reflect Amendments Made Through October 31, 2013

CERTIFICATE OF FORMATION

OF

JA APPAREL, LLC

Under Section 18-201 of the Delaware Limited Liability Company Act:

1.              Name.            The name of the limited liability company is JA Apparel, LLC.

2.              Registered Office; Agent.  The address of the registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.  The name of the registered agent at such address is The Corporation Trust Company.